Exhibit 95

Mine Safety Disclosures

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The following mine safety data is provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

As required by the reporting requirements of the Dodd-Frank Act, as amended, the table below presents the following information for the three months ended March 31, 2013.

Received
								Received	Notice of
							Total	Notice of	Potential	Legal
			Section			Total Dollar	Number	Pattern of	to have	Actions		Legal	Legal
			104(d)			Value of	of	Violations	Patterns	Pending		Actions	Actions
	Section	Section	Citations	Section	Section	MSHA	Mining	Under	Under	as of Last		Initiated	Resolved
	104 S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Section	Day of		During	During
Mine	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(e)	104(e)	Period		Period	Period
Big Ledge (26-02603)	—	—	—	—	—	$—	—	no	no	—		—	—
Dry Creek (26-02646)	—	—	—	—	—	$—	—	no	no	—		—	—
Evanston (48-01714)	—	—	—	—	—	$—	—	no	no	—		—	—
Houma (16-01321)	—	—	—	—	—	$—	—	no	no	—		—	—
Kapaa Quarry and Mill (51-00019)	10	—	—	—	—	$34,513	—	no	no	60	*	—	1
Puunene Camp 10 Quarry (51-00004)	—	—	—	—	—	$—	—	no	no	8	*	—	—
Osino Barite Mill (26-02724)	—	—	—	—	—	$1,100	—	no	no	—		—	—

*	Includes legal actions initiated during the period.